Exhibit 10(nnn)

CLIFFS NATURAL RESOURCES INC.

NONEMPLOYEE DIRECTORS’ COMPENSATION PLAN

(AS AMENDED AND RESTATED EFFECTIVE DECEMBER 31, 2008)

Recitals

WHEREAS, Cliffs Natural Resources Inc. (formerly named Cleveland-Cliffs Inc) (“Company”), with approval of the Company’s shareholders on May 14, 1996, established the Cleveland-Cliffs Inc Nonemployee Directors’ Compensation Plan (“Plan”), effective July 1, 1996;

WHEREAS, with approval of the Board of Directors of the Company (“Board”), the Plan was amended by the First Amendment to the Plan effective November 12, 1996;

WHEREAS, with the approval of the Board, the Plan was further amended by the Second Amendment to the Plan, effective May 13, 1997;

WHEREAS, with the approval of the Board, the Plan was further amended by the Third Amendment, effective January 1, 1999;

WHEREAS, with the approval of the Board and the shareholders, the Plan was further amended by the Fourth Amendment, effective May 8, 2001;

WHEREAS, with the approval of the Board, the Plan was amended and restated, effective January 1, 2004 and further amended and restated, effective as of January 1, 2005.

WHEREAS, the Company now desires to further amend and restate the Plan; and

WHEREAS, the Board has approved such amendment and restatement, effective December 31, 2008, in accordance with Section 8.2 of the Plan.

Amendment and Restatement

NOW, THEREFORE, the Plan is amended and restated as follows:

ARTICLE I. DEFINITIONS

Whenever the following terms are used in this Plan they shall have the meanings specified below unless the context clearly indicates to the contrary:

(a) “Account”: A Deferred Fee Account and/or a Deferred Share Account, as the context may require.

(b) “Accounting Date”: December 31 of each year and the last day of each calendar quarter.

(c) “Accounting Period”: The quarterly period beginning on the date immediately following an Accounting Date and ending the next following Accounting Date.

(d) “Administrator”: The Board Affairs Committee of the Board or any successor committee designated by the Board.

(e) “Annual Equity Grants”: The Restricted Shares or Shares awarded annually pursuant to Section 3.1.

(f) “Beneficiary”: The person or persons (natural or otherwise) designated pursuant to Section 7.7.

(g) “Board”: The Board of Directors of the Company.

(h) “Change in Control”: The meaning set forth in Section 3.1(b).

(i) “Code”: The Internal Revenue Code of 1986, as amended.

(j) “Company”: Cliffs Natural Resources Inc. (formerly named Cleveland-Cliffs Inc) or any successor or successors thereto.

(k) “Declared Rate”: The Moody’s Corporate Average Bond Yield as adjusted on the first business day of January, April, July and October or such other rate as the Administrator shall determine from time to time.

(l) “Deferral Commitment”: An agreement made by a Director in a Participation Agreement to have all of his or her Annual Equity Grant and/or all or a specified portion of his or her Fees, Required Retainer Shares and/or Voluntary Shares deferred under the Plan for a specified period in the future.

(m) “Deferral Period”: The Plan Year for which a Director has elected to defer all of his or her Annual Equity Grant and/or all or a portion of his or her Fees, Required Retainer Shares and/or Voluntary Shares.

(n) “Deferred Fees”: The Fees credited to a Director’s Deferred Fee Account pursuant to Articles IV and V and payable to a Director pursuant to Article VII.

(o) “Deferred Fee Account”: The account maintained on the books of the Company for each Director pursuant to Article V.

(p) “Deferred Shares”: The Annual Equity Grant, Required Retainer Shares and Voluntary Shares credited to a Director’s Deferred Share Account pursuant to Articles IV and VI and payable to a Director pursuant to Article VII.

(q) “Deferred Share Account”: The account maintained on the books of the Company for each Director pursuant to Article VI, which is comprised of the Deferred Share Annual Equity Subaccount and the Deferred Share Other Equity Subaccount.

(r) “Deferred Share Annual Equity Subaccount”: The subaccount maintained on the books of the Company pursuant to Article VI for each Director who makes a Deferral Commitment with respect to one or more Annual Equity Grants.

(s) “Deferred Share Other Equity Subaccount”: The subaccount maintained on the books of the Company pursuant to Article VI for each Director who makes a Deferral Commitment with respect to Required Retainer Shares and/or Voluntary Shares.

(t) “Director”: An individual duly elected or chosen as a Director of the Company who is not also an employee of the Company or any of its subsidiaries.

(u) “Director Share Ownership Guidelines”: Guidelines relating to ownership of Shares by Directors as established by the Administrator from time to time.

(v) “Disability” or “Disabled”: A Director shall be deemed to have a “Disability” or be “Disabled” if the Director is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (ii)by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an employer-sponsored accident and health plan, or (iii) determined to be totally disabled by the Social Security Administration.

(w) “Election Filing Date”: December 31 of the calendar year next preceding the first day of (i) in the case of dividends deferred under Section 3.1(e) of the Plan, the Plan Year in which Restricted Shares (on which such dividends are declared) are granted (ii) in the case of Fees, the Deferral Period in which the Fees would otherwise be earned (iii) in the case of an Annual Equity Grant, the Deferral Period in which the Restricted Shares or Shares would otherwise be awarded (iv) in the case of Required Retainer Shares and Voluntary Shares, the Deferral Period in which such shares would otherwise be earned.

(x) “Fair Market Value”: With respect to a Share, the last reported closing price for a Share on the New York Stock Exchange (or any appropriate over-the-counter market if the Shares are no longer listed on such Exchange) for a day specified herein for which such fair market value is to be calculated, or if there was no sale of Shares so reported for such day, on the most recently preceding day on which there was such a sale.

(y) “Fees”: The portion of the annual Retainer and other Director compensation payable in cash.

(z) “Participation Agreement”: The agreement submitted by a Director to the Administrator in which a Director may specify an amount of Voluntary Shares, or may elect to defer receipt of all of his Annual Equity Grant and/or all or any portion of his or her Fees, Required Retainer Shares and/or Voluntary Shares for a specified period in the future.

(aa) “Plan”: The Plan set forth in this instrument as it may from time to time be amended.

(bb) “Plan Year”: The 12-month period beginning January 1 and ending December 31.

(cc) “Prior Plan”: The Company’s Plan for Deferred Payment of Directors’ Fees originally adopted in 1981.

(dd) “Restricted Shares”: Shares automatically awarded pursuant to Section 3.1 as to which neither the substantial risk of forfeiture nor the restrictions on transfer referred to in Section 3.1 hereof have expired.

(ee) “Retainer”: The portion of a Director’s annual compensation that is payable without regard to number of Board or committee meetings attended, committee positions or the Lead Director position.

(ff) “Required Retainer Shares”: Such number of Shares or dollar value of a Director’s Retainer as the Administrator may specify from time to time as the portion of a Director’s Retainer required to be paid in Shares, less any amount such Director may have elected to receive in cash pursuant to Section 3.2 (a)(ii).

(gg) “Rule 16b-3”: Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (or any successor rule to the same effect), as in effect from time to time.

(hh) “Settlement Date”: The date which is the earliest to occur of the following: (i) the date of a Director’s Termination of Service (including by death); (ii) the date a Director becomes Disabled; (iii) the date of the occurrence of a Change in Control of the Company that constitutes a “change in the ownership or effective control” or a “change in the ownership or substantial portion of the assets” of the Company within the meaning of Section 409A(a)(2)(A)(v) of the Code and Treasury Regulation Section 1.409A-3(i)(5), or any successor provision; or (iv) the date prior to the date of Termination of Service selected by a Director pursuant to a Specified Date Payment Election for distribution of all of his or her Annual Equity Grants and/or all or any portion of his or her Fees, Required Retainer Shares and/or Voluntary Shares deferred during such Deferral Period as provided in Section 7.3.

(ii) “Shares”: The Company’s fully paid, non-assessable Common Shares, par value $0.125 per share. Shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(jj) “Specified Employee”: A specified employee with respect to the Company (or a controlled group member of the Company) determined pursuant to procedures adopted by the Company in compliance with Section 409A of the Code.

(kk) “Specified Date Payment Election”: The portion of a Participation Agreement completed by a Director that indicates the form of distribution of the Director’s Deferred Fee Account, Deferred Share Annual Equity Subaccount, and/or the Deferred Share Other Equity Subaccount that will be deferred until a specified date designated by the Director.

(ll) “Termination of Service”: A termination of service with the Company that constitutes a separation from service within the meaning of Treasury Regulation Section 1.409A-1(h).

(mm) “Unforeseeable Emergency”: A severe financial hardship to a Director resulting from (i) an illness or accident of the Director or Beneficiary or his or her spouse or dependent (as defined in Section 152(a) of the Code), (ii) loss of the Director’s property due to casualty, or (iii) other similar or extraordinary circumstances arising as a result of events beyond the control of the Director.

(nn) “Voluntary Shares”: The meaning set forth in Section 3.2(b).

ARTICLE II. PURPOSE

The purpose of this Plan is to provide for the Annual Equity Grant to Directors and for the payment to Directors of a portion of the Retainer earned by them for services as Directors in Shares in order to further align the interests of Directors with the shareholders of the Company and thereby promote the long-term success and growth of the Company. In addition, the Plan is intended to provide Directors with opportunities to invest additional amounts of their compensation payable for services as a Director in Shares and defer receipt of any or all of such compensation.

ARTICLE III. ANNUAL EQUITY GRANTS, REQUIRED RETAINER SHARES

AND VOLUNTARY SHARES

3.1 Automatic Annual Equity Grants.

(a) For the year 2008 and subsequent years, unless otherwise determined by the Board, each Director, shall automatically receive each year on the date of the annual meeting, the number of Restricted Shares equal to $75,000 divided by the Fair Market Value of a Share on the date of the annual meeting. Each Director who joins the Board after an annual meeting, shall receive a pro-rated amount of Restricted Shares from the date such Director joins the Board. Notwithstanding the foregoing, any Director who is age 69 years old or older on the date of an annual meeting shall, in lieu of Restricted Shares, receive an equal number of Shares (with no restrictions).

(b) The Restricted Shares may not be assigned, exchanged, pledged, sold, transferred or otherwise disposed of by a Director, except to the Company, and shall be subject to forfeiture as herein provided until the earliest to occur of the following (“Vesting Event”): (a) the third anniversary of the date of award; (b) a Change in Control (as defined below); (c) death; or (d) Disability. Any purported transfer in violation of the provisions of this paragraph shall be null and void, and the purported transferee shall obtain no rights with respect to such Restricted Shares. For purposes of this Section 3.1, “Change in Control” shall mean the occurrence of any of the following events:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the combined voting power of the then outstanding voting stock of the Company; provided, however, that for purposes of this Section 3.1(b)(i) of Article III, the following acquisitions shall not constitute a Change in Control: (A) any issuance of voting stock of the Company directly from the Company that is approved by the Incumbent Board (as defined in Section 3.1(b)(ii) of Article III below), (B) any acquisition by the Company of voting stock of the Company, (C) any acquisition of voting stock of the Company by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, or (D) any acquisition of voting stock of the Company by any Person pursuant to a Business Combination that complies with clauses (A), (B) and (C) of Section 3.1(b)(iii) of Article III, below; or

(ii) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be deemed to have been a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) consummation of a reorganization, merger or consolidation involving the Company, a sale or other disposition of all or substantially all of the assets of the Company, or any other transaction involving the Company (each, a “Business Combination”), unless, in each case, immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of voting stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 55% of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the voting stock of the Company, (B) no Person (other than the Company, such entity resulting from such Business Combination, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any subsidiary or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such Business Combination, and (C) at least a majority of the members of the Board of Directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with clauses (A), (B) and (C) of Section 3.1(b)(iii) of Article III.

For purposes of this Section 3.1(b) of Article III, voting stock means securities entitled to vote generally in the election of directors, and subsidiary means an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding capital or profits interests or voting stock.

(c) All of the Restricted Shares shall be forfeited by a Director who is terminated before a Vesting Event; provided, however, if service as a Director is terminated by the Company owing to removal as a Director without cause before the third anniversary of the date of an award, a portion of the Restricted Shares covered by such award that then remain forfeitable shall become freely transferable and nonforfeitable on a prorated basis (rounded up to the nearest whole Restricted Share) for the number of full months the Director remains on the Board during the three-year period from the date of grant.

(d) Unless otherwise directed by the Administrator, all certificates representing Restricted Shares shall be held in custody by the Company until the occurrence of a Vesting Event. As a condition to each award of Restricted Shares, unless otherwise determined by the Administrator, each Director shall have delivered to the Company a stock power, endorsed in blank, relating to the Restricted Shares covered by such award. After the occurrence of a Vesting Event, assuming no event has occurred that would effect a forfeiture of a Director’s Restricted Shares, a certificate or certificates evidencing unrestricted ownership of such Shares shall be delivered to the Director.

(e) With respect to dividends on Restricted Shares:

(i) A Director may elect, prior to December 31, 2005 or the applicable Election Filing Date for any Plan Year thereafter, that all cash dividends declared with respect to Restricted Shares awarded during such Plan Year shall be deferred and reinvested in additional Common Shares during the period of restriction of such Restricted Shares and which shall be subject to the same restrictions as such Restricted Shares. Such deferral election shall be effective as of the applicable Election Filing Date and shall apply to dividends declared on Restricted Shares granted in the Plan Year following the applicable Election Filing Date and in each subsequent Plan Year unless terminated for a subsequent Plan Year by filing a termination election by the applicable Election Filing Date for such subsequent Plan Year.

(ii) In addition, any Director who joins the Board on or after January 1 of any Plan Year may make such an election with respect to dividends declared on his or her award of Restricted Shares within 30 days after becoming a Director. Such deferral election shall be effective when filed and shall apply only to dividends declared on Restricted Shares granted during the remainder of such Plan Year and in each subsequent Plan Year unless terminated for a subsequent Plan Year by filing a termination election by the applicable Election Filing Date for such subsequent Plan Year.

(iii) Once such a deferral election has been terminated, another deferral election may not be made.

(iv) All such deferred dividends shall be reinvested and held in the Director’s name and shall be delivered as additional unrestricted Common Shares on the applicable Vesting Date, subject to vesting as provided in Section 3.1(b) hereof and proration as provided in Section 3.1(c) hereof.

3.2 Required Retainer Shares and Voluntary Shares.

(a) Payment of Retainer.

(i) Subject to Section 3.2(a)(ii), Section 3.2(b) and Article IV of this Plan, the Retainer established by the Administrator from time to time shall be payable in part as Required Retainer Shares payable on January 1 of the following year, and the balance of such Retainer and all other Fees shall be payable in cash quarterly in advance of each Accounting Period.

(ii) If a Director meets the Director Share Ownership Guidelines on December 1 of 2004 or any year thereafter, such Director may elect, by the filing of a Participation Agreement or such other form as may be approved by the Administrator by March 29, 2004 or by December 15 of such year, as applicable, to have up to 100% of such Director’s Retainer paid by the Company in cash. Such election shall apply to the Director’s Retainer for the Plan Year commencing January 1, 2004 or the Plan Year following such election, as applicable.

(b) Voluntary Shares. Prior to the commencement of any calendar quarter, a Director may elect by the filing of a Participation Agreement to have up to 100% of his or her Fees for such quarter paid by the Company in the form of Voluntary Shares and in lieu of the cash payment. Such Participation Agreement must be filed as a one-time election. Such election, unless subsequently terminated, shall apply to a Director’s Fees for the remainder of the current Plan Year and each subsequent Plan Year. Once an election has been terminated another election may not be made.

(c) Issuance of Shares. On the first business day of each year the Company shall issue (i) to each Director a number of Shares equal to such Director’s Required Retainer Shares for each Accounting Period during the prior Plan Year divided by the Fair Market Value per Share on the first day of such Accounting Period and (ii) to each Director who has made an election under Section 3.2(b), a number of Shares for each such Accounting Period equal to the portion of such Director’s Fees for such Accounting Period that such Director has elected to receive as Voluntary Shares for such Accounting Period divided by the Fair Market Value per Share on the first day of such Accounting Period (less, in each case, the portion of the Required Retainer Shares and Voluntary Shares the Director elected to defer under Section 4.3). To the extent that the application of the foregoing formula would result in the issuance of fractional Shares, no fractional Shares shall be issued, but instead, the Company shall maintain two separate non-interest-bearing accounts for each Director, which accounts shall be credited with the amount of any Required Retainer Shares or Voluntary Shares, as the case may be, not convertible into whole Shares, which amounts shall be combined with Required Retainer Shares and Voluntary Shares, respectively, which are paid for the next following Plan Year. When whole Shares are issued by the Company to the Director on January 1, the amounts in such accounts shall be reduced by that amount which (when added to the Required Retainer Shares and Voluntary Shares for such Director for such quarter) results in the issuance of the maximum number of Shares to such Director. The Company shall pay any and all fees and commissions incurred in connection with the payment of Required Retainer Shares and Voluntary Shares to a Director in Shares.

ARTICLE IV. DEFERRAL OF FEES, ANNUAL EQUITY GRANT,

REQUIRED RETAINER SHARES AND VOLUNTARY SHARES

4.1 Deferral of Fees. A Director may elect to defer all or a specified percentage of his or her Fees earned for any Deferral Period by filing a Participation Agreement with the Administrator by the applicable Election Filing Date. Such Deferral Commitment shall be effective as of the applicable Election Filing Date and shall continue to be effective from Deferral Period to Deferral Period until terminated or modified by filing a new Participation Agreement with the Administrator, provided that such new Participation Agreement must be filed by the applicable Election Filing Date for the Deferral Period for which it is to be effective.

4.2 Crediting of Deferred Fees. The portion of a Director’s Fees that is deferred pursuant to a Deferral Commitment shall be credited promptly following each Plan Year to the Director’s Deferred Fee Account as of the date the corresponding non-deferred portion of his or her Fees would have been paid to the Director.

4.3 Deferral of Annual Equity Grant. A Director may elect to defer all of his or her Annual Equity Grant (in lieu of receiving Restricted Shares or Shares pursuant to Section 3.1(a)) awarded during any Deferral Period by filing a Participation Agreement with the Administrator by the applicable Election Filing Date. Such Deferral Commitment shall be effective as of the applicable Election Filing Date and shall continue to be effective from Deferral Period to Deferral Period until terminated by filing a new Participation Agreement with the Administrator, provided that such new Participation Agreement must be filed by the applicable Election Filing Date for the Plan Year for which it is to be effective. Once such a Deferral Commitment has been terminated, another Deferral Commitment may not be made. Such Deferred Shares are still subject to forfeiture pursuant to Section 6.5.

4.4 Deferral of Required Retainer Shares and Voluntary Shares. A Director may elect to defer and/or all or a specified percentage of his or her Required Retainer Shares and his or her Voluntary Shares earned for any Deferral Period by filing a Participation Agreement with the Administrator by the applicable Election Filing Date. Such Deferral Commitment shall be effective as of the applicable Election Filing Date and shall continue to be effective from Deferral Period to Deferral Period until terminated or modified by filing a new Participation Agreement with the Administrator, provided that such Participation Agreement must be filed by the applicable Election Filing Date for the Deferral Period for which it is to be effective.

4.5 Crediting of Deferred Shares. The (i) Director’s Annual Equity Grant that is deferred pursuant to a Deferral Commitment shall be credited promptly following each Plan Year to the Director’s Deferred Share Annual Equity Subaccount and (ii) the portion of a Director’s Required Retainer Shares and/or Voluntary Shares that is deferred pursuant to a Deferral Commitment shall be credited promptly following each Plan Year to the Director’s Deferred Share Other Equity Subaccount, in either case as of the date the corresponding non-deferred portion of his or her Annual Equity Grant, Required Retainer Shares, and Voluntary Shares would have been issued to the Director.

ARTICLE V. DEFERRED FEE ACCOUNT

5.1 Determination of Deferred Fee Account. On any particular date, a Director’s Deferred Fee Account shall consist of the aggregate amount credited thereto pursuant to Section 4.2, plus any interest credited pursuant to Section 5.2, minus the aggregate amount of distributions, if any, made from such Deferred Fee Account.

5.2 Crediting of Interest. Each Deferred Fee Account to which Fees have been credited in dollar amounts shall be increased by the amount of interest earned since the immediately preceding Accounting Date. Interest shall be credited at the Declared Rate as of each Accounting Date based on the average daily balance of the Director’s Deferred Fee Account since the immediately preceding Accounting Date, but after the Deferred Fee Account has been adjusted for any contributions or distributions to be credited or deducted for such period. Interest for the period prior to the first Accounting Date applicable to a Deferred Fee Account shall be prorated.

5.3 Adjustments to Deferred Fee Accounts. Each Director’s Deferred Fee Account shall be immediately debited with the amount of any distributions under the Plan to or on behalf of the Director or, in the event of his or her death, his or her Beneficiary.

5.4 Statements of Deferred Fee Accounts. As soon as practicable after the end of each Plan Year, a statement shall be furnished to each Director or, in the event of his or her death, to his or her Beneficiary showing the status of his or her Deferred Fee Account as of the end of the Accounting Period, any changes in such Account since the end of the immediately preceding Accounting Period, and such other information as the Administrator shall determine.

5.5 Vesting of Deferred Fee Account. A Director shall be 100% vested in his or her Deferred Fee Account at all times.

ARTICLE VI. DEFERRED SHARE ACCOUNT

6.1 Determination of Deferred Share Account. On any particular date, a Director’s Deferred Share Account shall be comprised of the Deferred Share Annual Equity Subaccount and the Deferred Share Other Equity Subaccount which shall consist of the aggregate number of Deferred Shares credited thereto pursuant to Section 4.5, plus any dividend equivalents credited pursuant to Section 6.2, minus the aggregate amount of distributions, if any, made from such Deferred Share Annual Equity Subaccount and Deferred Share Other Equity Subaccount.

6.2 Crediting of Dividend Equivalents. Each Deferred Share Annual Equity Subaccount and Deferred Share Other Equity Subaccount shall be credited as of the end of each Accounting Period with additional Deferred Shares equal in value to the amount of cash dividends paid by the Company during such Accounting Period on that number of Shares equivalent to the number of Deferred Shares in such Deferred Share Annual Equity Subaccount and Deferred Share Other Equity Subaccount during such Accounting Period. The dividend equivalents shall be valued by dividing the dollar value of such dividend equivalents by the Fair Market Value on the Accounting Date next following the dividend payment date. Until a Director or his or her Beneficiary receives his or her entire Deferred Share Account, the unpaid balance thereof credited in Deferred Shares shall be credited with dividend equivalents as provided in this Section 6.2.

6.3 Adjustments to Deferred Share Accounts. Each Director’s Deferred Share Annual Equity Subaccount and Deferred Share Other Equity Subaccount shall be immediately debited with the amount of any distributions under the Plan to or on behalf of the Director or, in the event of his or her death, his or her Beneficiary.

6.4 Statements of Deferred Share Accounts. As soon as practicable after the end of each Plan Year, a statement shall be furnished to each Director or, in the event of his or her death, to his or her Beneficiary showing the status of his or her Deferred Share Account as of the end of the Accounting Period, any changes in such Account since the end of the immediately preceding Accounting Period, and such other information as the Administrator shall determine.

6.5 Vesting of Deferred Share Account. A Director shall be 100% vested in his or her Deferred Share Other Equity Subaccount at all times and in his or her Deferred Share Annual Equity Subaccount with respect to any Annual Equity Grant received when a Director was 69 years of age or older. A Director shall become 100% vested in his or her Deferred Share Annual Equity Account with respect to each Annual Equity Grant upon the occurrence of a Vesting Event described in Section 3.1(b) (excluding any such Annual Equity Grant made to a Director who was 69 or older on the date of grant of such Annual Equity Grant) and any unvested portion shall be forfeited upon Termination of Service.

ARTICLE VII. DISTRIBUTION OF BENEFITS

7.1 Settlement Date. A Director, or in the event of such Director’s death, his or her Beneficiary, shall be entitled to all or a portion of the balance in such Director’s Deferred Fee Account and Deferred Share Account, as provided in this Article VII, following such Director’s Settlement Date or Dates.

7.2 Amount to be Distributed. The amount to which a Director, or in the event of such Director’s death, his or her Beneficiary is entitled in accordance with the following provisions of this Article VII shall be based on the Director’s adjusted balances in his or her Deferred Fee Account and Deferred Share Other Equity Subaccount and Deferred Share Annual Equity Subaccount determined as of the Accounting Date coincident with or next following his or her Settlement Date or Dates.

7.3 In-Service Distribution. A Director may irrevocably elect to receive a pre-termination distribution of all or any specified percentage of his or her vested Deferred Fees credited to his or her Deferred Fee Account or vested Deferred Shares credited to his or her Deferred Share Other Equity Subaccount or Deferred Share Annual Equity Subaccount commencing on a specified date in a Plan Year that begins at least three Plan Years after the date such Fees and Shares otherwise would have been payable pursuant to a Specified Date Payment Election. Such Specified Date Payment Election (i) shall be made in a Participation Agreement filed at the same time he or she files a Deferral Commitment covering such Deferred Fees or Deferred Shares as provided in Sections 4.1, 4.2 or Section 4.4 and (ii) shall contain the Director’s irrevocable election to receive such Deferred Fees or Deferred Shares under one of the forms provided in Section 7.4 or Section 7.5. Notwithstanding the foregoing, with respect to Deferred Shares in lieu of an Annual Equity Grant in the form of Restricted Shares for a Director under age 69 at the date of grant, the specified distribution date must be at least three years from the date of grant. In addition, if the Director has made a Specified Date Payment Election with respect to his or her Deferred Fee Account or Deferred Share Annual Equity Subaccount or Deferred Share Other Equity Subaccount pursuant to this Section 7.3 and the Director has made a Deferral Commitment for the Deferral Period immediately prior to the year specified in such Specified Date Payment Election, the time of commencement of distribution of amounts in his or her Deferred Fee Account, Deferred Share Annual Equity Subaccount, or Deferred Share Other Equity Subaccount for that and all future Deferral Periods shall be based on the specified date selected by the Director pursuant to new Specified Date Payment Election filed in connection with the Deferral Commitment for the first of such future Deferral Periods, and, if none, shall be based upon the earliest of the Settlement Dates described in Sections (hh)(i), (ii), and (iii) of Article I.

7.4 Time and Form of Distribution — Deferred Fee Account. Thirty days after the end of the Accounting Period in which a Director’s Settlement Date occurs, the Company shall distribute or cause to be distributed, to the Director the balance of the Director’s Deferred Fee Account as determined under Section 7.2, under one of the forms provided in this Section 7.4. In the event of a Director’s death, the balance of his or her Deferred Fee Account shall be distributed to his or her Beneficiary in a lump sum.

Distribution of a Director’s Deferred Fee Account shall be made in one of the following forms as elected by the Director:

(a) by payment in cash in a single lump sum;

(b) by payment in cash in not greater than ten annual installments; or

(c) a combination of (a) and (b) above. The Director shall designate the percentage payable under each option.

The Director’s election of the form of distribution of Deferred Fees shall be on a Participation Agreement filed with the Administrator at the same time the Director files a Deferral Commitment covering such Deferred Fees pursuant to Section 4.1 hereof.

The amount of cash to be distributed in each installment shall be equal to the quotient obtained by dividing the Director’s Deferred Fee Account balance as of the date of such installment payment by the number of installment payments remaining to be made to or in respect of such Director at the time of calculation.

If a Director fails to make an election in a timely manner as provided in this Section 7.4, distribution shall be made in cash in a single lump sum.

Notwithstanding the foregoing provisions of this Section 7.4, if the Director is a Specified Employee at the time of his or her Termination of Service, payment on account of Termination of Service shall be made or commence on the first business day of the seventh month following such Termination of Service (or, if earlier, the date of death). In the event that the Specified Employee’s Deferred Fee Account is payable in installments upon a Termination of Service, the total amount of installment payments to which such Specified Employee would otherwise be entitled during the period from the date of the Director’s Termination of Service through the first day of the seventh month following the date of such Termination of Service shall also be paid on the first business day of the seventh month following such Termination of Service (or, if earlier, the date of death).

7.5 Time and Form of Distribution — Deferred Share Account. Thirty days after the end of the Accounting Period in which a Director’s Settlement Date occurs, the Company shall distribute or cause to be distributed, to the Director a number of Shares equal to the number of Deferred Shares in the Director’s Deferred Share Annual Equity Subaccount and Deferred Share Other Equity Subaccount as determined under Section 7.2, under one of the forms provided in this Section 7.5. In the event of a Director’s death, the number of Shares equal to the number of Deferred Shares in his or her Deferred Share Annual Equity Subaccount and Deferred Share Other Equity Subaccount shall be distributed to his or her Beneficiary in a single distribution.

Distribution of a Director’s Deferred Share Annual Equity Subaccount and Deferred Share Other Equity Subaccount shall be made in one of the following forms as elected by the Director:

(a) by payment in Shares or cash in a single distribution;

(b) by payment in Shares or cash in not greater than ten annual installments; or

(c) a combination of (a) and (b) above. The Director shall designate the percentage payable under each option.

The Director’s election of the form of distribution of Deferred Shares shall be on a Participation Agreement filed with the Administrator at the same time the Director files a Deferral Commitment covering the Annual Equity Grant, Required Retainer Shares or Voluntary Shares comprising such Deferred Shares pursuant to Section 4.3 or 4.4 hereof.

The number of Shares to be distributed in each installment shall be equal to the quotient obtained by dividing the number of Deferred Shares in the Director’s Deferred Share Annual Equity Subaccount and Deferred Share Other Equity Subaccount as of the date of such installment payment by the number of installment payments remaining to be made to or in respect of such Director at the time of calculation. Fractional Shares shall be rounded down to the nearest whole Share, and such fractional amount shall be re-credited as a fractional Deferred Share in the Director’s Deferred Share Annual Equity Subaccount and/or Deferred Share Other Equity Subaccount.

If a Director elects payment in a single distribution in cash, the amount of the payout shall be equal to the Fair Market Value of the Deferred Shares in the Director’s Deferred Share Annual Equity Subaccount and Deferred Share Other Equity Subaccount. on the Settlement Date. If such Director elects payout in installments in cash, an amount equal to the Fair Market Value of the Deferred Shares in the Director’s Deferred Share Annual Equity Subaccount and Deferred Share Other Equity Subaccount on the Settlement Date shall be transferred to the Director’s Deferred Fee Account pending distribution.

If a Director fails to make an election in a timely manner as provided in this Section 7.5, distribution of the Director’s Deferred Share Annual Equity Subaccount and/or Deferred Share Other Equity Subaccount shall be made in Shares in a single distribution.

Notwithstanding the foregoing provisions of this Section 7.5, if the Director is a Specified Employee on the date of his or her Termination of Service, payment on account of Termination of Service shall be made or commence on the first business day of the seventh month following such Termination of Service (or, if earlier, the date of death). In the event that the Specified Employee’s Deferred Share Annual Equity Subaccount or Deferred Share Other Equity Subaccount is payable in installments upon a Termination of Service, the total amount of installment payments to which such Specified Employee would otherwise be entitled during the period from the date of the Director’s Termination of Service through the first day of the seventh month following the date of such Termination of Service shall also be paid on the first business day of the seventh month following such Termination of Service (or, if earlier, the date of death).

7.6 Special Distributions. Notwithstanding any other provision of this Article VII, with respect to Deferred Fees or Deferred Shares that were earned and vested prior to January 1, 2005, a Director may elect to receive a distribution of part or all of his or her Deferred Fee Account and/or Deferred Share Account attributable to such Deferred Fees or Deferred Shares in one or more distributions if (and only if) the amount in the Director’s Deferred Fee Account and/or the number of the Shares in the Director’s Deferred Share Account subject to such distribution is reduced by 6%. The remaining 6% of the portion of the electing Director’s Deferred Fee Account and/or Deferred Share Account subject to such distribution shall be forfeited. If a Director makes an election under this Section 7.6 during a Plan Year in which he or she is also making deferrals under the deferral portion of the Plan: (i) such election shall be effective as of the last day of the Plan Year in which it is submitted to the Administrator and any distribution made pursuant to such an election shall be made on such day and (ii) such Director shall terminate his or her participation in the deferral portion of the Plan for the two Plan Years following the Plan Year during which the Director’s election is effective under this Section 7.6. If a Director makes an election under this Section 7.6 during a Plan Year in which he or she is not making any deferrals under the deferral portion of the Plan: (i) such election shall be effective when it is submitted to the Administrator and any distribution made pursuant to such an election shall be made within sixty days of the date such election is submitted to the Administrator and (ii) such Director shall not be eligible to participate in the deferral portion of the Plan for the two Plan Years following the Plan Year during which the Director’s election is effective under this Section 7.6.

7.7 Beneficiary Designation. As used in the Plan the term “Beneficiary” means:

(a) The person last designated as Beneficiary by the Director in writing on a form prescribed by the Administrator;

(b) If there is no designated Beneficiary or if the person so designated shall not survive the Director, such Director’s spouse; or

(c) If no such designated Beneficiary and no such spouse is living upon the death of a Director, or if all such persons die prior to the distribution of the Director’s balance in his or her Deferred Fee Account and Deferred Share Account, then the legal representative of the last survivor of the Director and such persons, or, if the Administrator shall not receive notice of the appointment of any such legal representative within one year after such death, the heirs-at-law of such survivor shall be the Beneficiaries to whom the then remaining balance of such Accounts shall be distributed (in the proportions in which they would inherit his or her intestate personal property).

Any Beneficiary designation may be changed from time to time by the filing of a new form. No notice given under this Section 7.7 shall be effective unless and until the Administrator actually receives such notice.

7.8 Facility of Payment. Whenever and as often as any Director or his or her Beneficiary entitled to payments hereunder shall be under a legal disability or, in the sole judgment of the Administrator, shall otherwise be unable to apply such payments to his or her own best interests and advantage, the Administrator in the exercise of its discretion may direct all or any portion of such payments to be made in any one or more of the following ways: (i) directly to him or her; (ii) to his or her legal guardian or conservator; or (iii) to his or her spouse or to any other person, to be expended for his or her benefit; and the decision of the Administrator, shall in each case be final and binding upon all persons in interest.

7.9 Elections to Change Time and Form of Distribution. A Director may make an election to change the time of commencement of distribution(s) of his or her Deferred Fee Account or vested Deferred Shares Annual Equity Subaccount or Deferred Shares Other Equity Subaccount, the form of payment of such accounts, or both, with respect to an amount previously deferred by the Director under a Deferral Commitment if all of the following requirements are met:

(a) Such election may not take effect until at least twelve months after the date on which the election is made;

(b) In the case of a election related to a payment other than a payment on account of death, Disability or occurrence of an Unforeseeable Emergency, the first payment under such election shall in all cases be deferred for a period of not less than five years from the date such payment would otherwise have been made (or, in the case of installment payments, which shall be treated as a single payment for purposes of this Section 7.9, five years from the date the first installment payment was scheduled to be paid); and

(c) Any subsequent election related to a distribution that is to be made at a specified date or pursuant to a fixed schedule pursuant to Sections 7.3 of the Plan must be made not less than twelve months prior to the date the payment was scheduled to be made under the prior election or deemed election (or, in the case of installment payments, which shall be treated as a single payment for purposes of this Section 7.9, twelve months prior to the date the first installment payment was scheduled to be paid).

7.10 Unforeseeable Emergency. Notwithstanding any other provision of this Article VII, in the event of an Unforeseeable Emergency and at the request of a Director, accelerated payment shall be made to the Director of all or a part of his or her (i) Deferred Fee Account or (ii) vested Deferred Share Account. Payments of amounts as a result of an Unforeseeable Emergency may not exceed the amount necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution(s), after taking into account the extent to which the hardship is or may be relieved through reimbursement or compensation by insurance or otherwise by liquidation of the Director’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

ARTICLE VIII. ADMINISTRATION, AMENDMENT AND TERMINATION

8.1 Administration. The Plan shall be administered by the Administrator. The Administrator shall have such powers as may be necessary to discharge its duties hereunder. The Administrator may, from time to time, employ, appoint or delegate to an agent or agents (who may be an officer or officers of the Company) and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who may be counsel to the Company. The Administrator shall have no power to add to, subtract from or modify any of the terms of the Plan, or to change or add to any benefits provided under the Plan, or to waive or fail to apply any requirements of eligibility for a benefit under the Plan. No member of the Administrator shall act in respect of his or her own Deferred Fee Account or his or her own Deferred Share Account. All decisions and determinations by the Administrator shall be final and binding on all parties. No member of the Administrator shall be liable for any such action taken or determination made in good faith. All decisions of the Administrator shall be made by the vote of the majority, including actions and writing taken without a meeting. All elections, notices and directions under the Plan by a Director shall be made on such forms as the Administrator shall prescribe.

8.2 Amendment and Termination. The Board may alter or amend this Plan from time to time or may terminate it in its entirety; PROVIDED, HOWEVER, that no such action shall, without the consent of a Director, affect the rights in any Shares issued or to be issued to such Director, in any Deferred Shares in a Director’s Deferred Share Account or in any amounts in a Director’s Deferred Fee Account, and further provided, that, without further approval by the shareholders of the Company no such action shall (a) increase the total number of Shares available for issuance under this Plan specified in Article X or (b) otherwise cause Rule 16b-3 to become inapplicable to this Plan.

ARTICLE IX. FINANCING OF BENEFITS

9.1 Financing of Benefits. The Shares and benefits payable in cash under the Plan to a Director or, in the event of his or her death, to his or her Beneficiary shall be paid by the Company from its general assets. The right to receive payment of the Shares and benefits payable in cash represents an unfunded, unsecured obligation of the Company. No person entitled to payment under the Plan shall have any claim, right, security interest or other interest in any fund, trust, account, insurance contract, or asset of the Company which may be responsible for such payment.

9.2 Security for Benefits. Notwithstanding the provisions of Section 9.1, nothing in this Plan shall preclude the Company from setting aside Shares or funds in trust (“Trust”) pursuant to one or more trust agreements between a trustee and the Company. However, no Director or Beneficiary shall have any secured interest or claim in any assets or property of the Company or the Trust and all Shares or funds contained in the Trust shall remain subject to the claims of the Company’s general creditors. Notwithstanding the foregoing, in no event shall any amount of Shares be transferred to Trust if, pursuant to Section 409A(b)(3)(A) of the Code, such amount would, for purposes of Section 83 of the Code, be treated as property transferred in connection with the performance of services.

ARTICLE X. SHARES SUBJECT TO PLAN

10.1 Shares Subject to Plan. Subject to adjustment as provided in this Plan, the total number of Shares which may be issued under this Plan shall be 800,000 (400,000 of which were approved in 1996 and 400,000 of which were added as of May 8, 2001, in each case after giving effect to interim stock splits).

10.2 Adjustments. In the event of any change in the outstanding Shares by reason of (a) any stock dividend, stock split, combination of shares, recapitalization or any other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing, the number and kind of shares specified in Article III, the number or kind of Shares that may be issued under the Plan as specified in Article X and the number of Deferred Shares in a Director’s Deferred Share Account shall automatically be adjusted so that the proportionate interest of the Directors shall be maintained as before the occurrence of such event. Such adjustment shall be conclusive and binding for all purposes with respect to the Plan.

ARTICLE XI. PRIOR PLANS

11.1 1992 Incentive Equity Plan. No further options shall be issued to the Directors under Section 8 of the Company’s 1992 Incentive Equity Plan on or after July 1, 1996.

11.2 Plan for Deferred Payment of Director’s Fees. Effective May 14, 1996, the Prior Plan was discontinued, except that amounts remaining payable to former Directors in the Prior Plan were paid in accordance with its terms.

ARTICLE XII. GENERAL PROVISIONS

12.1 Interests Not Transferable; Restrictions on Shares and Rights to Shares. No rights to Shares or other benefits payable in cash shall be assigned, pledged, hypothecated or otherwise transferred by a Director or any other person, voluntarily or involuntarily, other than (i) by will or the laws of descent and distribution, or (ii) to the extent permitted by Section 409A, the payment of part or all of an interest under this Plan may be made to an individual other than the Director to the extent necessary to fulfill a “domestic relations order” as defined in Section 414(p)(1)(B) of the Code. No person shall have any right to commute, encumber, pledge or dispose of any other interest herein or right to receive payments hereunder, nor shall such interests or payments be subject to seizure, attachment or garnishment for the payments of any debts, judgments, alimony or separate maintenance obligations or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise, all payments and rights hereunder being expressly declared to be nonassignable and nontransferable.

12.2 Governing Law. The provisions of this Plan shall be governed by and construed in accordance with the laws of the State of Ohio.

12.3 Withholding Taxes. To the extent that the Company is required to withhold Federal, state or local taxes in connection with any component of a Director’s compensation in cash or Shares, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of any Shares that the Director make arrangements satisfactory to the Company for the payment of the balance of such taxes required to be withheld, which arrangement may include relinquishment of the Shares.

12.4 Application of Section 409A of the Code.

(a) Notwithstanding any other provision of the Plan, any Deferred Fees or Deferred Shares (and earnings thereon) that qualify for “grandfathered status” under Section 409A of the Code because they were earned and vested prior to January 1, 2005 shall continue to be governed by the law applicable to nonqualified deferred compensation prior to the addition of Section 409A of the Code and shall be subject to the terms and conditions specified in the Plan as in effect immediately prior to such date and shall not be modified by this amendment and restatement of the Plan (other than Section 7.6 hereof).

(b) To the extent applicable, it is intended that this Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Director. The Plan shall be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. Notwithstanding any provision of the Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code.

(c) Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Director or for a Director’s benefit under this Plan may not be reduced by, or offset against, any amount owing by a Director to the Company or any of its affiliates.

12.5 Miscellaneous. Headings are given to the sections of this Plan solely as a convenience to facilitate reference. Such headings, numbering and paragraphing shall not in any case be deemed in any way material or relevant to the construction of this Plan or any provisions thereof. The use of the singular shall also include within its meaning the plural, and vice versa.